                                                                     Exhibit 2.1

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                             WHITE ROSE FOODS, INC.
                                  WITH AND INTO
                             DI GIORGIO CORPORATION


                           Pursuant to Section 253 of
                      the Delaware General Corporation Law


                  White Rose Foods, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"),

                  DOES HEREBY CERTIFY:

                  FIRST: That the Company was duly incorporated on May 6, 1992 pursuant to the General Corporation Law of the State of Delaware, as amended (the "DGCL").

                  SECOND: That the Company owns all of the outstanding capital stock of Di Giorgio Corporation (the "Subsidiary Corporation"), a Delaware corporation that was duly incorporated on December 13, 1920 pursuant to the DGCL.

                  THIRD: That the Company, by resolutions of its Board of Directors duly adopted on June 13, 1997, as set forth on Exhibit A hereto, determined to merge itself into the Subsidiary Corporation (the "Merger") with the Subsidiary Corporation surviving the Merger.

                  FOURTH: The Merger has been approved by unanimous consent of the Company's stockholders.

                  FIFTH: That upon the effectiveness of the Merger, Article Eighth (a) of the restated certificate of incorporation of the Subsidiary Corporation shall be amended and restated in its entirety as follows:

                  (a) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
                  (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                  IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be duly executed in its corporate name on the 20th day of June, 1997, in accordance with Sections 103 and 253 of the Delaware General Corporation Law.

                                                  WHITE ROSE FOODS, INC.


                                                  By: /s/ Richard B. Neff
                                                      --------------------------
                                                      Richard B. Neff
                                                      Executive Vice President

                                        2